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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Bottomline Technologies (de), Inc. for the registration of 156,228 shares of its common stock and to the incorporation by reference therein of our report dated August 3, 2001, except for Note 13 as to which the date is September 17, 2001, with respect to the consolidated financial statements and schedule of Bottomline Technologies (de), Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2001, filed with the Securities and Exchange Commission.


                                                  /s/ ERNST & YOUNG LLP
                                                  ---------------------


Boston, Massachusetts
November 9, 2001